Exhibit (a)(x)

                         FORM OF E-MAIL NOTIFICATION OF
                 ACCEPTANCE AND CANCELLATION OF TENDERED OPTIONS


This e-mail confirms that all options validly tendered for exchange pursuant to PMC-Sierra, Inc.'s Offer to Exchange Certain Outstanding Options for New Options dated August 27, 2002, were accepted and cancelled on September 26, 2002.

Thank you,

Treasury Department
PMC-Sierra